Exhibit 10.12

May 29, 2015

Brent Bellm

6304 Ayres Dr.

Austin, TX 78736

Dear Brent,

On behalf of the Board of Directors of Bigcommerce Holdings Inc., I am pleased to offer you a full-time, exempt position as the Chief Executive Officer (CEO) of Bigcommerce Holdings, Inc. (the “Company” or “Bigcommerce” and its wholly-owned subsidiary BigCommerce, Inc. (“BCI”) based in our Austin, TX location. The CEO is the senior-most executive officer of the Company and BCI, with commensurate responsibilities and duties, reporting directly to and subject to the direction of the Company’s Board of Directors (the “Board of Directors”). As CEO you will be appointed as and remain a member of the Board of Directors of Bigcommerce Holdings, Inc.

If this offer is accepted, we would like for you to start on June 8, 2015 (the “Start Date”). Please let me know so that a final approved date can be acknowledged with signatures on this letter.

1.     Salary & Bonus Compensation: Your base salary and bonus compensation package details are included in the attached Exhibit A. Your compensation will be reviewed annually and you will be eligible for an increase at the discretion of the Company’s Board of Directors.

2.     Equity: Subject to the approval of the Company’s Board of Directors, you will be granted 4,451,238 Incentive Stock Options (or 4% of the fully diluted shares outstanding) under the Bigcommerce Holdings Inc. 2013 Stock Plan (the “Plan”) allowing you to purchase shares of the Bigcommerce Holdings Inc. Common Stock (the “Option Shares”) at a price per share equal to the fair market value of shares as determined by the Board of Directors, which is as of the date hereof $1.21. Your Incentive Stock Option will vest at 25% of the Option Shares subject to such award on the first anniversary of the Start Date and in equal monthly installments thereafter over a total vesting period of four (4) years, provided you remain an employee of the Participating Company Group, as defined in the Plan (except as otherwise provided in Sections 5 and 6), and will be exercisable for a period of 180 days after the end of your employment notwithstanding anything to the contrary in the Plan. A condition to the issuance of your Incentive Stock Options will be your execution and delivery to the Company of the stock option agreement.

3.     Proprietary Information: You will be required, as a condition of your employment with the Company, to sign the BCI’s standard Proprietary Information and Inventions Agreement and any related exhibits, in the form previously provided to you. Any contrary representations relating to the subject matter covered by the Proprietary Information and Inventions Agreement which may have been made to you regarding employment with Bigcommerce are superseded by the Proprietary Information and Inventions Agreement you will be signing as a condition of your employment.

2/19/2015 – Salary Exempt with Variable

4.     Benefits: You will become eligible to participate in BCI’s benefit plans commensurate with other BCI senior executives, including medical and dental/vision plans, on your Start Date. In addition, BCI is currently providing Company-paid life insurance and coverage for short-term and long-term disability benefits. For an additional cost to you, dependent coverage for these plans is available for qualified family members. You’ll also be able to participate in BCI’s 401(k) plan after eligibility requirements are met. The parameters for all benefits, time off, and holidays will be further outlined during your new hire orientation consistent with the information already provided to you.

5.     Change of Control: In the event that there is both a Change of Control (as defined below) of the Company and within the period beginning three (3) months prior to and ending eighteen months following such Change of Control your employment is terminated by the Company, BCI or their successors without Cause, or you resign for Good Reason (a “Coc Termination”), then (A) all of your remaining unvested Option Shares shall be accelerated and immediately become vested, released from the Company’s Repurchase right and exercisable, and (B) the Company shall pay you an amount equal to 12 months of your base salary payable in equal installments over a three (3) month period, in accordance with the Company’s regular payroll practices, and (C) the Company shall pay you the prorated portion of the quarterly bonus amount based on the number of days worked in the applicable quarter prior to the end of employment “the “CoC Payments”). For purposes of CoC Payments under this Section 5 and Severance Payments under Section 6, if you resign for Good Reason due to a reduction in your base salary, the base salary portion of CoC Payments and Severance Payments will be determined using the base salary before such reduction. CoC Payments are in addition to payment of your base salary for the period through the date of termination, plus reimbursement of all expenses for which you are entitled to be reimbursed, but for which you have not yet been reimbursed.

For purposes of the foregoing, “Change of Control” shall mean: (A) the consummation of (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding shares of capital stock of the Company are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iii) other than an IPO or a bona fide equity financing transaction, any other transfer or series of related transfers of the outstanding shares of capital stock of the Company after which the holders of the Company’s outstanding voting power immediately prior to such transaction or transactions do not own at least a majority of the outstanding voting power of the Company or a successor entity immediately upon completion of the transaction, or (iv) the liquidation or dissolution of the Company; or (B) any other event as described in the definition of (Change in Control” pursuant to the Plan.

2/19/2015 – Salary Exempt with Variable

6.     Termination of employment: You or the Company may terminate your employment at any time during the course of your employment by giving ninety (90) days’ notice in writing. Should your position be eliminated by the Company, BCI or its successors or you are terminated without Cause or resign for Good Reason during the first twelve (12) months following the Start Date, the Company will provide to you the following: (A) payment in an amount equal to twelve (12) months base salary, (B) immediate acceleration of an amount of your unvested Option Shares equal to the amount that would have become vested during the twelve (12) month period after the date of termination or resignation, such that they immediately become vested, released from the Company’s repurchase right and exercisable, and (C) payment of a pro-rated portion of the quarterly bonus amount based on the number of days worked in the applicable quarter prior to the end of employment. Should your position be eliminated by the Company, BCI or its successors or you are terminated without Cause or resign for Good Reason after the twelve (12) month anniversary of the Start Date, the Company will provide to you the following: (X) the Company shall pay you an amount equal to six (6) months base salary, (Y) immediate acceleration of an amount of your unvested Option Shares equal to the amount that would have become vested during the six (6) month period after the date of termination or resignation, such that they immediately become vested, released from the Company’s repurchase right and exercisable, and (Z) payment of a pro-rated portion of the quarterly bonus amount based on the number of days worked in the applicable quarter prior to the end of employment. The amounts described in clauses (A) – (C) and (X) - (Z) above are referred to as “Severance Payments”. Severance Payments are in addition to payment of your base salary for the period through the date of termination, plus reimbursement of all expenses for which you are entitled to be reimbursed, but for which you have not yet been reimbursed.

No Severance Payments shall be made or provided under this letter unless you first execute and do not revoke a waiver and release in a form reasonably satisfactory to the Company within 60 days following the date of termination (or if the Company delivers a copy of such release to you more than five days after termination, the time period will be extended to 60 days plus the number of days beyond five days), which provides for a release of any and all claims that you have or might have against the Company, subject to standard exclusions.

Any Severance Payments payable under clauses (A) or (X) above will be payable in equal installments over a three (3) month period, in accordance with the Company’s or BCI’s regular payroll practices, and all Severance Payments payable under clauses (A) or (X) above shall commence on the first payroll period following the date the waiver and release becomes effective (the “Payment Date”). Severance Payments payable under clauses (C) or (Z) above will be paid in full on the Payment Date.

2/19/2015 – Salary Exempt with Variable

For the purposes of the foregoing, “Cause” shall mean your conduct involving one or more of the following: (i) gross negligence, willful misconduct, or breach of fiduciary duty to the Company which has not been cured within ten (10) days after your receipt of notice thereof, (ii) any proven act of embezzlement, dishonesty or fraud, (iii) deliberate disregard of the rules or policies of the Company which has not been cured within ten (10) days after your receipt of notice thereof, and which results in direct or indirect loss to the Company, or (iv) the unauthorized disclosure of any trade secrets or confidential information of the Company in breach of your obligations to the Company.

For purposes of the foregoing, “Good Reason” shall mean your resignation following: (i) the permanent non-voluntary relocation of your principal place of employment with the Company to a place more than fifty (50) miles from the Company’s current headquarters in Austin, TX; (ii) without your consent, a material diminution in your base compensation or bonus opportunity, as a percentage of your base salary, as in effect immediately prior to such reduction, unless such reduction is in connection with a Company-wide reduction in the compensation of all senior executives; (iii) a material diminution in your authority, title, duties, reporting status, powers or responsibilities with the Company; provided, however, that any such diminution resulting solely from the Company being acquired by and having its operations merged with and into a larger entity (as, for example, when a chief executive officer becomes an employee of the acquiring corporation following a Change of Control but is not the chief executive officer of the acquiring corporation) shall not constitute Good Reason, provided that the resulting duties, authority and/or responsibilities are commensurate with your experience and leadership; or (iv) in the event of a Change of Control without a CoC Termination, a reduction in the value of your unvested equity as a result of a Change of Control that is not replaced in connection with a Change of Control by an equity package of equal or greater value within a comparable vesting time period.

7.     Agreement Contingency: This offer is contingent upon successful completion of a criminal background check. As required by law, your employment with Bigcommerce is also contingent upon your providing documentation to support your identity and eligibility to work in the United States. For example, a valid U.S. Passport or Alien Registration Receipt Card are acceptable documents to establish both identity and employment eligibility. Additionally, a current driver’s license or voter’s registration card in addition to a social security card or certified birth certificate copy will establish identity and eligibility to work. The types of acceptable documentation are listed on the Form I-9 of the Immigration and Naturalization Service. Please contact me if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.

8.     Conflict of Interest: By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties while working for Bigcommerce. The Company understands you are subject to non-solicitation and non-compete provisions in agreements with previous employers.

2/19/2015 – Salary Exempt with Variable

9.     At-Will Employment: In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis, and that neither you nor the Company has entered into a contract regarding the duration of your employment.

We are pleased to have you join our team and are confident that our offer will give you an opportunity for personal and professional development. If you have any questions or concerns, please contact me as soon as possible. Otherwise, I hope to hear from you with an acceptance so I can welcome you aboard. I look forward to working with you and am confident that you will find your employment with us a rewarding experience.

Kindest regards,

/s/ Eddie Machalaani

Eddie Machalaani

Founder

Offer Letter Acknowledgement and Acceptance

Please indicate your acceptance below and return this offer letter to me by the close of business on May 28, 2015.

Accepted:	/s/ Brent Bellm	05/29/2015	Agreed Start Date:	06/08/2015
	Brent Bellm	Date

2/19/2015 – Salary Exempt with Variable

Exhibit A: Compensation

All forms of compensation below are subject to applicable withholding and payroll taxes.

Beginning Base Salary (Base Compensation)	$350,000 per year Payable on the Company’s/BCI’s regular pay dates are the 5th and the 20th of each month.
This salary will be reviewed annually and eligible for an increase at the discretion of the Company’s Board of Directors.

Bonus Target (Variable Compensation)

$150,000 per year

Payable quarterly at $37,500 based on your achievement of agreed upon MBOs and/or KPIs. Bonus target will be prorated based on your hire date. Bonuses are paid according to the Bonus Plan Guidelines.

TOTAL On Target Earnings (OTE) (Base + Variable Compensation)	On target and at plan, your projected, annualized, earnings with base and variable compensation are estimated at $500,000 per year

2/19/2015 – Salary Exempt with Variable